As filed with the Securities and Exchange Commission on May 3, 2022

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231162

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-217625

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-179596

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-164518

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145151

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-131090

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-92495

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-75610

UNDER

THE SECURITIES ACT OF 1933

HUTTIG BUILDING PRODUCTS, INC.

(Exact name of issuer as specified in charter)

Delaware	43-0334550
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

555 Maryville University Drive
Suite 400
St. Louis, Missouri	63141
(Address of principal executive offices)	(Zip Code)

2005 Nonemployee Directors’ Restricted Stock Plan

2005 Executive Incentive Compensation Plan

(Full title of the plan)

Philip W. Keipp

Vice President and Chief Financial Officer

Huttig Building Products, Inc.

555 Maryville University Drive

Suite 400

St. Louis, Missouri 63141

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (314) 216-2600

Copy to:

James M. Kearney

Stoel Rives LLP

760 SW Ninth Avenue, Suite 3000

Portland, Oregon 97205

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DE-REGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Amendment”) is being filed Huttig Building Products, Inc., a Delaware corporation (the “Company”), in connection with the Merger (as defined below) to de-register all shares of the Company’s common stock (the “Common Stock”) registered on the Company’s Registration Statements on Form S-8 (collectively, the “Registration Statements”) listed below, which have not been sold or otherwise issued as of the date of the filing of this Amendment:

•

Registration Statement No. 333-231162 filed on May 1, 2019, registering Common Stock reserved for issuance pursuant to awards granted under the 2005 Nonemployee Directors’ Restricted Stock Plan referred to therein.

•

Registration Statement No. 333-217625 filed on May 3, 2017, registering Common Stock reserved for issuance pursuant to awards granted under the 2005 Executive Incentive Compensation Plan referred to therein.

•

Registration Statement No. 333-179596 filed on February 21, 2012, registering Common Stock reserved for issuance pursuant to awards granted under the 2005 Executive Incentive Compensation Plan and the 2005 Nonemployee Directors’ Restricted Stock Plan referred to therein.

•

Registration Statement No. 333-164518 filed on January 26, 2010, registering Common Stock reserved for issuance pursuant to awards granted under the 2005 Executive Incentive Compensation Plan and the 2005 Nonemployee Directors’ Restricted Stock Plan referred to therein

•

Registration Statement No. 333-145151 filed on August 6, 2010, registering Common Stock reserved for issuance pursuant to awards granted under the 2005 Executive Incentive Compensation Plan and the 2005 Nonemployee Directors’ Restricted Stock Plan referred to therein.

•

Registration Statement No. 333-131090 filed on January 18, 2006, registering Common Stock reserved for issuance pursuant to awards granted under the 2005 Executive Incentive Compensation Plan and the 2005 Nonemployee Directors’ Restricted Stock Plan referred to therein.

•	Amendment No. 1 to Registration Statement No. 333-92495 filed on September 23, 2003, registering Common Stock reserved for issuance pursuant to the Huttig Savings & Profit Sharing Plan.

•

Registration Statement No. 333-75610 filed on December 20, 2001, registering Common Stock reserved for issuance pursuant to awards granted under the 2005 Executive Incentive Compensation Plan and the 2005 Nonemployee Directors’ Restricted Stock Plan referred to therein.

On May 3, 2022, pursuant to the Agreement and Plan of Merger dated March 20, 2022 between the Company, Woodgrain Inc., an Oregon corporation (“Woodgrain”), HBP Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Woodgrain (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger. In the merger, shares of Common Stock held by Woodgrain, Merger Sub, the Company and their affiliated entities were cancelled, and all other outstanding Common Stock, and all equity awards under the 2005 Executive Incentive Compensation Plan and the 2005 Nonemployee Directors’ Restricted Stock Plan, were converted into the right to receive the cash merger consideration.

Pursuant to the undertaking in Item 9 of the Registration Statements, the Company, by means of this Amendment, hereby terminates the Registration Statements and removes from registration all of the securities registered thereby which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on May 3, 2022.

HUTTIG BUILDING PRODUCTS, INC.

By	/s/ Jon P. Vrabely
Jon P. Vrabely
President and Chief Executive Officer

No other person is required to sign this Amendment in reliance upon Rule 478 under the Securities Act of 1933.